BRITISH
COLUMBIA

Number: BC1199748

CERTIFICATE
OF
INCORPORATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that ZENLABS HOLDINGS INC. was incorporated under the Business Corporations Act on March 4, 2019 at 03:50 PM Pacific Time.

Issued under my hand at Victoria, British Columbia
On March 4, 2019

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada

ELECTRONIC CERTIFICATE